As filed with the U.S. Securities and Exchange Commission on June 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lyell Immunopharma, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	83-1300510
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

400 East Jamie Court, Suite 301

South San Francisco, California 94080

(650) 695-0677

(Address of principal executive offices) (Zip code)

Lyell Immunopharma, Inc. 2018 Equity Incentive Plan

Lyell Immunopharma, Inc. 2021 Equity Incentive Plan

Lyell Immunopharma, Inc. 2021 Employee Stock Purchase Plan

(Full titles of the plans)

Elizabeth Homans

Chief Executive Officer

Lyell Immunopharma, Inc.

400 East Jamie Court, Suite 301

South San Francisco, California 94080

(650) 695-0677

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Dave Peinsipp

Charles S. Kim

Chadwick Mills

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111

(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share
– 2021 Equity Incentive Plan	24,700,000(2)(3)	$17.00(7)	$419,900,000	$45,812
– 2021 Employee Stock Purchase Plan	2,470,000(4)(5)	$14.45(8)	$35,691,500	$3,894
– 2018 Equity Incentive Plan	42,060,668(6)	$4.36(9)	$183,384,513	$20,008
Total	69,230,668		$638,976,013	$69,714

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and the Registrant’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”), by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents 24,700,000 shares of the Registrant’s common stock reserved for future issuance pursuant to stock options, restricted stock unit awards and other awards under the 2021 Plan. In addition to the shares registered hereunder, to the extent that awards outstanding under the 2021 Plan or the 2018 Plan as of the date of this Registration Statement are cancelled, forfeited or held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by the Registrant prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance as shares of common stock under the 2021 Plan.

(3)

The number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1st each year, starting on January 1, 2022, and continuing through January 1, 2031, by the lesser of (a) five percent (5%) of the total number of shares of the Registrant’s common stock outstanding on December 31st of the immediately preceding calendar year and (b) a number of shares determined by the Registrant’s board of directors.

(4)	Represents shares of the Registrant’s common stock reserved for future issuance under the 2021 ESPP.
(5)

Pursuant to the terms of the 2021 Plan, the number of shares reserved for issuance under the 2021 ESPP will automatically increase on January 1st of each year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) one percent (1%) of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year, (b) 4,940,000 shares of common stock or (c) a number of shares determined by the Registrant’s board of directors.

(6)

Represents shares of the Registrant’s common stock issuable upon exercise of stock options outstanding under the 2018 Plan as of the date of this Registration Statement. The 2018 Plan has been terminated and no further options grants or other awards shall be made under the 2018 Plan and no further grants will be made under the 2018 Plan. To the extent outstanding awards granted under the 2018 Plan are cancelled, forfeited or held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by the Registrant prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance as shares of common stock under the 2021 Plan. See footnote 2 above.

(7)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $17.00 per share of common stock as set forth in the prospectus dated June 16, 2021, relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256470)

(8)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $17.00 per share of common stock as set forth in the prospectus dated June 16, 2021, relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256470), multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.

(9)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price per share (rounded to the nearest cent) for outstanding options granted pursuant to the 2018 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Parts I and II of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Lyell Immunopharma, Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s prospectus filed on June 17, 2021 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the Registration Statement on Form S-1, as amended (File No. 333-256470), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s common stock which is contained in a registration statement on Form 8-A filed on June 14, 2021 (File No. 001- 40502) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect upon the closing of the Registrant’s initial public offering permits indemnification of the

Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws that will be in effect upon the closing of the Registrant’s initial public offering provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1*	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

4.2*	Amended and Restated Bylaws of the Registrant, as currently in effect.

4.3	Form of common stock certificate of the Registrant.	S-1	333—256470	4.1	June 9, 2021

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page of this registration statement).

99.1	2018 Equity Incentive Plan, as amended.	S-1	333—256470	10.1	May 25, 2021

99.2	Forms of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise and Restricted Stock Award Agreement under the Lyell Immunopharma, Inc. 2018 Equity Incentive Plan.	S-1	333—256470	10.2	May 25, 2021

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
99.3*	Lyell Immunopharma, Inc. 2021 Equity Incentive Plan.

99.4	Forms of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the Lyell Immunopharma, Inc. 2021 Equity Incentive Plan.	S-1	333—256470	10.4	June 9, 2021

99.5	Form of Restricted Stock Unit Grant Notice and Award Agreement under the Lyell Immunopharma, Inc. 2021 Equity Incentive Plan.	S-1	333—256470	10.5	June 9, 2021

99.6*	Lyell Immunopharma, Inc. 2021 Employee Stock Purchase Plan.

*	Filed herewith.

ITEM 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on June 21, 2021.

LYELL IMMUNOPHARMA, INC.

By:	/s/ Elizabeth Homans
Elizabeth Homans
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elizabeth Homans, Charles Newton and Heather Turner, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Elizabeth Homans	Chief Executive Officer and Director	June 21, 2021
Elizabeth Homans	(Principal Executive Officer)

/s/ Charles Newton	Chief Financial Officer	June 21, 2021
Charles Newton	(Principal Financial and Accounting Officer)

/s/ Richard D. Klausner	Executive Chairman and Director	June 21, 2021
Richard D. Klausner, M.D.

/s/ Hans Bishop	Director	June 21, 2021
Hans Bishop

/s/ Otis Brawley	Director	June 21, 2021
Otis Brawley, M.D.

/s/ Catherine Friedman	Director	June 21, 2021
Catherine Friedman

/s/ Elizabeth Nabel	Director	June 21, 2021
Elizabeth Nabel, M.D.

/s/ Robert Nelson	Director	June 21, 2021
Robert Nelsen

/s/ William Rieflin	Director	June 21, 2021
William Rieflin

/s/ Lynn Seely	Director	June 21, 2021
Lynn Seely, M.D.